Exhibit 10.6

OFFICE LEASE

BETWEEN

CRESCENT REAL ESTATE FUNDING VIII, L.P.

(“LANDLORD”)

AND

PAR3 COMMUNICATIONS, INC.

(“TENANT”)

OFFICE LEASE

This Office Lease (this “Lease”) is entered into by and between CRESCENT REAL ESTATE FUNDING VIII, L.P., a Delaware limited partnership (“Landlord”), and PAR3 COMMUNICATIONS, INC., a Washington corporation (“Tenant”), and shall be effective as of the date set forth below Landlord’s signature (the “Effective Date”).

1. Basic Lease Information. The key business terms used in this Lease are defined as follows:

A. “Building”: The building commonly known as The Exchange Building and located at 821 Second Avenue, Seattle, Washington 98104.

B. “Rentable Square Footage of the Building” is agreed and stipulated to be 295,515 square feet.

C. “Premises”: The area shown on Exhibit A-1 to this Lease. The Premises are located on the 9th and 10th floors of the Building and known as suite number 1000. The “Rentable Square Footage of the Premises” is deemed to be 30,712 square feet. If the Premises include, now or hereafter, one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct and shall not be remeasured. Tenant shall have the right to designate up to (i) 13,350 square feet of Rentable Area within the Premises as the “First Space Pocket” during the period commencing upon the Commencement Date and expiring on the earlier of (a) the first date Tenant actually uses any portion of the First Space Pocket for business operations, or (b) six (6) months after the Commencement Date (the “First Pocket Period”); (ii) 8,900 square feet of Rentable Area within the Premises as the “Second Space Pocket” during the period commencing upon the Commencement Date and expiring on the earlier of (a) the first date Tenant actually uses any portion of the Second Space Pocket for business operations, or (b) twelve (12) months after the Commencement Date (the “Second Pocket Period”); and (iii) 4,450 square feet of Rentable Area within the Premises as the “Third Space Pocket” during the period commencing upon the Commencement Date and expiring on the earlier of (a) the first date Tenant actually uses any portion of the Third Space Pocket for business operations, or (b) eighteen (18) months after the Commencement Date (the “Third Pocket Period”). Tenant shall not pay Rent, either Base Rent or Tenant’s Pro rata Share of Operating Expenses, in connection with the First Space Pocket, Second Space Pocket and Third Space Pocket during the First Pocket Period, Second Pocket Period and Third Pocket Period, respectively. In the event the Pocket Periods expire out of numerical order, e.g., the Third Space Pocket is occupied prior to the Second Space Pocket, the rent table will be adjusted using the Annual Rate per Square Foot and the number of square feet of Rentable Area within the applicable Space Pockets to calculate the Base Rent.

D. “Base Rent”:

Period		Annual Rate Per Square Foot	Monthly Base Rent
From	Through
CD	Month 5	$0.00	$0.00
Month 6	FPPED	$22.00	$31,830.33
DAEFPP	SPPED	$22.00	$39,988.67
DAESPP	TPPED	$22.00	$48,147.00
DAETPP	Month 24	$22.00	$56,305.33
Month 25	Month 36	$23.00	$58,864.67
Month 37	Month 48	$24.00	$61,424.00
Month 49	Month 60	$25.00	$63,983.33
Month 61	Month 72	$26.00	$66,542.67
Month 73	ED	$26.50	$67,822.33

CD = Commencement Date

FPPED = First Pocket Period Expiration Date

DAEFPP = day immediately after expiration of the First Pocket Period

SPPED = Second Pocket Period Expiration Date

DAESPP = day immediately after Second Pocket Period

TPPED = Third Pocket Period Expiration Date

DAETPP = day immediately after Third Pocket Period

ED = Expiration Date

E. “Tenant’s Pro Rata Share”: The percentage equal to the Rentable Square Footage of the Premises divided by the Rentable Square Footage of the Building.

F. “Base Year” for Operating Expenses: 2005 calendar year.

G. “Term”: The period of approximately eighty-four (84) months starting on the Commencement Date, subject to the provisions of Article 3.

H. “Estimated Commencement Date”: July 1, 2005, subject to adjustment, if any, as provided in Section 3.A and the Work Letter, if any.

I. “Security Deposit”: See Article 6.

J. “Guarantor(s)”: None.

K. “Business Day(s)”: Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

L. “Law(s)”: All applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, now or hereafter adopted, including the Americans with Disabilities Act and any other law pertaining to disabilities and architectural barriers (collectively, “ADA”), and all laws pertaining to the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq. (“CERCLA”), and all restrictive covenants existing of record and all rules and requirements of any existing association or improvement district affecting the Property.

M. “Normal Business Hours”: 7:00 A.M. to 6:00 P.M. on Business Days and 9:00 A.M. to 1:00 P.M. on Saturdays, exclusive of Holidays.

N. “Notice Addresses”:

Tenant: On or after the Commencement Date, notices shall be sent to Tenant at the Premises. Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

100 South King Street

Suite 100

Seattle, Washington 98104

Attn: Michael Quan

Phone #: (206) 902-3900

Fax #: (206) 902-3902

Landlord:	With a copy to:	And to:

821 Second Avenue Suite 1600 Seattle, Washington 98104 Attn: Property Manager Phone #: (206) 223-9452 Fax #: (206) 223-1003	The Crescent® 200 Crescent Court, Suite 250 Dallas, Texas 75201 Attn: Senior Vice President, Asset Management & Leasing Phone #: (214) 880-4545 Fax #: (214) 880-4547	777 Main Street Suite 2100 Fort Worth, Texas 76102 Attn: Legal Department Phone #: (817) 321-2100 Fax #: (817) 321-2000

Rent (defined in Section 4.A) is payable to the order of Crescent Real Estate Funding VIII, L.P. at the following address: The Exchange Building, File 30543, P.O. Box 60000, San Francisco, California 94160 or by wire transfer to Bank of America, N.A., ABA # 111000025, for further credit to The Exchange Building, Account # 478-901-8144 with reference to Par3 Communications, Inc.

O. “Other Defined Terms”: In addition to the terms defined above, an index of the other defined terms used in the text of this Lease is set forth below, with a cross-reference to the paragraph in this Lease in which the definition of such term can be found:

Affiliate	11.E
Alterations	9.C(1)
Audit Election Period	4.G
Cable	9.A
Claims	13
Collateral	19.E
Commencement Date	3.A
Common Areas	2
Completion Estimate	16.B
Contamination	30.C
Costs of Reletting	19.B
Excess Operating Expenses	4.B
Expiration Date	3.A
Force Majeure	31.C
Hazardous Materials	30.C
Landlord Parties	13
Landlord Work	3.A
Landlord’s Rental Damages	19.B
Leasehold Improvements	29
Minor Alterations	9.C(1)
Monetary Default	18.A
Mortgage	25
Mortgagee	25
Operating Expenses	4.D
Permitted Transfer	11.E
Permitted Use	5.A
Prime Rate	19.B
Property	2
Provider	7.C
Relocated Premises	23
Relocation Date	23
Rent	4.A
Service Failure	7.B
Special Installations	29
Substantial Completion	Work Letter
Taking	17
Tenant Parties	13
Tenant’s Insurance	14.A
Tenant’s Property	14.A
Tenant’s Removable Property	29
Time Sensitive Default	18.B
Transfer	11.A
Work Letter	3.A

2. Lease Grant. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property (defined below) that are designated by Landlord for the common use of tenants and others, such as sidewalks, common corridors, vending areas, lobby areas and, with respect to multi-tenant floors, restrooms and elevator foyers (the “Common Areas”). “Property” means the Building and the parcel(s) of land on which it is located as more fully described on Exhibit A-2, together with all other buildings and improvements located thereon; and the Building garage(s) and other improvements serving the Building, if any, and the parcel(s) of land on which they are located.

3. Term; Adjustment of Commencement Date; Early Access.

A. Term. This Lease shall govern the relationship between Landlord and Tenant with respect to the Premises from the Effective Date through the last day of the Term specified in Section 1.G (the “Expiration Date”), unless terminated early in accordance with this Lease. The Term of this Lease (as specified in Section 1.G) shall commence on the “Commencement Date”, which shall be the earliest of (1) the date on which the Landlord Work (defined below) is Substantially Complete, as determined pursuant to the Work Letter (defined below), or (2) the date on which the Landlord Work would have been Substantially Complete but for Tenant Delay, as such term is defined in the Work Letter, or (3) the date Tenant takes possession of any part of the Premises for purposes of conducting business. If Landlord is delayed in delivering possession of the Premises or any other space due to any reason, including Landlord’s failure to Substantially Complete the Landlord Work by the Estimated Commencement Date, the holdover or unlawful possession of such space by any third party, or for any other reason, such delay shall not be a default by Landlord, render this Lease void or voidable, or otherwise render Landlord liable for damages. Notwithstanding the foregoing, if Landlord has not delivered the Premises within one hundred eighty (180) days after the Estimated Commencement Date, subject to Tenant Delay and Force Majeure (as defined in Section 31.C), then Tenant shall have the right, as its sole remedy, to terminate this Lease upon written notice to Landlord given at any time after such 180-day period and prior to delivery of the Premises. Promptly after the determination of the Commencement Date (and if necessary, the expiration of the First Pocket Period, Second Pocket Period and/or Third Pocket Period), the Expiration Date, the Rent schedule and any other variable matters, Landlord shall prepare and deliver to Tenant a commencement letter agreement substantially in the form attached as Exhibit C. If such commencement letter is not executed by Tenant within 30 days after delivery of same by Landlord, then Tenant shall be deemed to have agreed with the matters set forth therein. Notwithstanding any other provision of this Lease to the contrary, if the Expiration Date would otherwise occur on a date other than the last day of a calendar month, then the Term shall be automatically extended to include the last day of such calendar month, which shall become the Expiration Date. “Landlord Work” means the work, if any, that Landlord is obligated to perform in the Premises pursuant to a separate work letter agreement (the “Work Letter”), if any, attached as Exhibit D. If a Work Letter is not attached to this Lease or if an attached Work Letter does not require Landlord to perform any work, the occurrence of the Commencement Date shall not be conditioned upon the performance of work by Landlord.

B. Acceptance of Premises. The Premises are accepted by Tenant in “as is” condition and configuration subject to (1) any Landlord obligation to perform Landlord Work as provided in the Work Letter, and (2) any latent defects in the Premises of which Tenant notifies Landlord within one year after the Commencement Date [other than work performed by Tenant Parties (defined below)]. SUBJECT TO LANDLORD’S OBLIGATIONS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE, TENANT HEREBY AGREES THAT THE PREMISES ARE IN GOOD ORDER AND SATISFACTORY CONDITION AND THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LEASE, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY LANDLORD REGARDING THE PREMISES, THE BUILDING OR THE PROPERTY.

C. Early Access. Prior to the date the Landlord Work is Substantially Complete, Tenant’s access to the Premises shall be permitted only with the prior written consent of Landlord. Early access to the Premises shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (defined in Section 4.A) to Landlord for each day of such early access. However, if such early access to the Premises is permitted by Landlord for the sole purpose of performing improvements or installing furniture, equipment or other personal property, Tenant shall not be required to pay Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses for any days of such early access; provided however, Tenant shall pay for the cost of any other Building services requested by Tenant (e.g., freight elevator usage). In connection with the foregoing, Landlord agrees that Tenant may enter the Premises no more than 15 days prior to the anticipated Commencement Date for the sole purpose of installing furniture, fixtures and equipment (the “Early Entry”) provided that such Early Entry is conducted in a manner as to not unreasonably interfere with any Landlord Work occurring in or around the Premises, and further provided that such Early Entry shall be subject to all of the terms and conditions contained in this Lease (other than the payment of Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses), including, without limitation, Tenant’s insurance and indemnity obligations as contained in this Lease. Prior to any such Early Entry, Tenant shall provide Landlord with certificates of insurance or other evidence acceptable to Landlord evidencing Tenant’s compliance with its insurance obligations. In the event that Tenant’s Early Entry interferes with the Landlord Work or otherwise disrupts Landlord’s operations or the operations of other tenants in the Building, Landlord may terminate Tenant’s right to Early Entry, and any delay in the Landlord Work attributable to such Early Entry will be deemed a Tenant Delay as provided in this Lease.

4. Rent.

A. Payments. As consideration for this Lease, commencing on the Commencement Date, Tenant shall pay Landlord, without any demand, setoff or deduction, the total amount of Base Rent, Tenant’s Pro Rata Share of Excess Operating Expenses (defined in Section 4.B) and any and all other sums payable by Tenant under this Lease (all of which are sometimes collectively referred to as “Rent”). Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law. The monthly Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term for which Base Rent is payable (i.e., Month 6) shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If the Term commences on a day other than the first day of a calendar month, the monthly Base Rent and Tenant’s Pro Rata Share of any Excess Operating Expenses for the month shall be prorated on a daily basis based on a 360 day calendar year. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept such check or payment without such acceptance being considered a waiver of any rights such party may have under this Lease or applicable Law. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

B. Excess Operating Expenses. Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Operating Expenses (defined in Section 4.D) for each calendar year during the Term exceed Operating Expenses for the Base Year (the “Excess Operating Expenses”). If Operating Expenses in any calendar year decrease below the amount of Operating Expenses for the Base Year, Tenant’s Pro Rata Share of Operating Expenses for that calendar year shall be $0. In no event shall Base Rent be reduced if Operating Expenses for any calendar year are less than Operating Expenses for the Base Year. On or about January 1 of each calendar year, Landlord shall provide Tenant with a good faith estimate of the Excess Operating Expenses for such calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the Excess Operating Expenses. If Landlord determines that its good faith estimate of the Excess Operating Expenses was incorrect, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Excess Operating Expenses by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the most recent estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the same year’s prior incorrect estimate(s). Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be credited against the next sums due and owing by Tenant or, if no further Rent is due, refunded directly to Tenant within 30 days of determination. The obligation of Tenant to pay for Excess Operating Expenses as provided herein shall survive the expiration or earlier termination of this Lease.

C. Reconciliation of Operating Expenses. Within 120 days after the end of each calendar year or as soon thereafter as is practicable, Landlord shall furnish Tenant with a statement of the actual Operating Expenses and Excess Operating Expenses for such calendar year. If the most recent estimated Excess Operating Expenses paid by Tenant for such calendar year are more than the actual Excess Operating Expenses for such calendar year, Landlord shall apply any overpayment by Tenant against Rent due or next becoming due; provided, if the Term expires before the determination of the overpayment, Landlord shall, within 30 days of determination, refund any overpayment to Tenant after first deducting the amount of Rent due. If the most recent estimated Excess Operating Expenses paid by Tenant for the prior calendar year are less than the actual Excess Operating Expenses for such year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Operating Expenses, any underpayment for the prior calendar year.

D. Operating Expenses Defined. “Operating Expenses” means all costs and expenses incurred or accrued in each calendar year in connection with the ownership, operation, maintenance, management, repair and protection of the Property which are directly attributable or reasonably allocable to the Building, including Landlord’s personal property used in connection with the Property and including all costs and expenditures relating to the following:

(1) Operation, maintenance, repair and replacements of any part of the Property, including the mechanical, electrical, plumbing, HVAC, vertical transportation, fire prevention and warning and access control systems; materials and supplies (such as building standard light bulbs and ballasts); equipment and tools; floor, wall and window coverings; personal property; required or beneficial easements; and related service agreements and rental expenses.

(2) Administrative costs and management fees, including accounting, information and professional services (except for negotiations and disputes with specific tenants not affecting other parties); management office(s); and wages, salaries, benefits, reimbursable expenses and taxes (or allocations thereof) for full and part time personnel involved in operation, maintenance and management.

(3) Janitorial service; window cleaning; waste disposal; gas, water and sewer and other utility charges (including add-ons); and landscaping, including all applicable tools and supplies.

(4) Property, liability and other insurance coverages carried by Landlord, including deductibles and risk retention programs and a proportionate allocation of the cost of blanket insurance policies maintained by Landlord and/or its Affiliates (defined below).

(5) Real estate taxes, assessments, business taxes, excises, association dues, fees, levies, charges and other taxes of every kind and nature whatsoever, general and special, extraordinary and ordinary, foreseen and unforeseen, including interest on installment payments, which may be levied or assessed against or arise in connection with ownership, use, occupancy, rental, operation or possession of the Property (including personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property), or substituted, in whole or in part, for a tax previously in existence by any taxing authority, or assessed in lieu of a tax increase, or paid as rent under any ground lease. Real estate taxes do not include Landlord’s income, franchise or estate taxes (except to the extent such excluded taxes are assessed in lieu of taxes included above).

(6) Compliance with Laws, including license, permit and inspection fees (but not in duplication of capital expenditures amortized as provided in Section 4.D(9) and only to the extent that such compliance relates to Laws which are amended, become effective, or are interpreted or enforced differently, after the date of this Lease); and all expenses and fees, including attorneys’ fees and court or other venue of dispute resolution costs, incurred in negotiating or contesting real estate taxes or the validity and/or applicability of any governmental enactments which may affect Operating Expenses; provided Landlord shall credit against Operating Expenses any refunds received from such negotiations or contests to the extent originally included in Operating Expenses (less Landlord’s costs).

(7) Building safety services, to the extent provided or contracted for by Landlord.

(8) Goods and services purchased from Landlord’s subsidiaries and Affiliates to the extent the cost of same is generally consistent with rates charged by unaffiliated third parties for similar goods and services.

(9) Amortization of capital expenditures incurred: (a) to conform with Laws, which are amended, become effective, or are interpreted or enforced differently, after the date of this Lease; provided, however, all capital expenditures made in order to conform to or comply with ADA shall be included in Operating Expenses; (b) to maintain building standards (other than building standard tenant improvements); or (c) with the intention of promoting safety or reducing or controlling increases in Operating Expenses, such as lighting retrofit and installation of energy management systems. Such expenditures shall be amortized uniformly over the following periods of time (together with interest on the unamortized balance at the Prime Rate (defined in Section 19.B) as of the date incurred plus 2%): for building improvements, the shorter of 10 years or the estimated useful life of the improvement; and for all other items, 3 years for expenditures under $50,000 and 5 years for expenditures in excess of $50,000. Notwithstanding the foregoing, Landlord may elect to amortize capital expenditures under this subsection over a longer period of time based upon (i) the purpose and nature of the expenditure, (ii) the relative capital burden on the Property, (iii) for cost savings projects, the anticipated payback period, and (iv) otherwise in accordance with sound real estate accounting principles consistently applied.

(10) Electrical services used in the operation, maintenance and use of the Property; sales, use, excise and other taxes assessed by governmental authorities on electrical services supplied to the Property, and other costs of providing electrical services to the Property.

E. Exclusions from Operating Expenses. Operating Expenses exclude the following expenditures:

(1) Leasing commissions, attorneys’ fees and other expenses related to leasing tenant space and constructing improvements for the sole benefit of an individual tenant.

(2) Goods and services furnished to an individual tenant of the Building which are above building standard and which are separately reimbursable directly to Landlord in addition to Excess Operating Expenses.

(3) Repairs, replacements and general maintenance paid by insurance proceeds, condemnation proceeds, or by another tenant or responsible third party, including repairs or replacements covered by warranty.

(4) Except as provided in Section 4.D(9), depreciation, amortization, interest payments on any encumbrances on the Property and the cost of capital improvements or additions.

(5) Costs of installing any specialty service, such as an observatory, broadcasting facility, luncheon club, or athletic or recreational club.

(6) Expenses for repairs or maintenance related to the Property which have been reimbursed to Landlord pursuant to warranties or service contracts.

(7) Costs (other than maintenance costs) of any art work (such as sculptures or paintings) used to decorate the Building.

(8) Principal payments on indebtedness secured by liens against the Property, or costs of refinancing such indebtedness.

(9) Costs for which Landlord has been compensated by a management fee.

(10) The cost of any work or service performed for any tenant (including Tenant) at such tenant’s cost.

(11) Legal, auditing, consulting and professional fees paid or incurred in connection with negotiations for financings, refinancings or sales of the Property.

(12) Expenses incurred in leasing or procuring new tenants, including advertising and marketing expenses and expenses for preparation of leases or renovating space for new tenants, rent allowances, lease takeover costs, payment of moving costs and similar costs and expenses.

(13) Costs incurred in removing the personal property of former tenants or other occupants of the Property.

(14) The cost (including legal fees) of any disputes (other than tax disputes and those which generally benefit the tenants of the Property), between Landlord or any employee or agent of Landlord, and any Mortgagee(s).

(15) Overtime and other costs of curing defaults by Landlord or performing work which is required to be performed by Landlord at Landlord’s sole cost and expense.

(16) Salaries of officers and executives of Landlord, except as included in Section 4.D(2).

(17) Landlord’s general overhead and general administrative expenses except as provided in Section 4.D(2).

(18) Costs, penalties and fines incurred due to the violation by Landlord or any other tenant of the Building of Laws, or the terms and conditions of any lease pertaining to the Building.

(19) Costs of correcting latent defects in the Premises which are disclosed to Landlord within one year after the Commencement Date; provided, however, that the foregoing exclusion shall not apply to any latent defect in any work performed by Tenant Parties.

(20) Subject to Landlord’s obligations to handle Hazardous Materials discovered in the Premises, which obligations are contained in Section 30.D, all costs, in excess of $300,000 in any calendar year, not to exceed $1,000,000 in any consecutive 5 calendar year period, arising from the release, removal or remediation (including encapsulation) of Hazardous Materials in or about the Building or the Property, including, without limitation, Hazardous Materials in the ground water or soil, which Hazardous Materials are discovered, or must be handled, in connection with the day-to-day operation of the Property (e.g., cleaning up diesel fuel from emergency generator used to power elevator equipment, handling Hazardous Materials discovered during repair or maintenance of Common Areas, etc.), unless caused by the acts or omissions of any Tenant Party.

(21) Costs arising from Landlord’s charitable or political contributions.

F. Proration of Operating Expenses; Adjustments. If Landlord incurs Operating Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned by Landlord between the Property and the other buildings or properties. If the Building is not 100% occupied during any calendar year or partial calendar year or if Landlord is not supplying services to 100% of the total Rentable Square Footage of the Building at any time during a calendar year or partial calendar year, Operating Expenses shall be determined as if the Building had been 100% occupied and Landlord had been supplying services to 100% of the Rentable Square Footage of the Building during that calendar year. If Tenant pays for Tenant’s Pro Rata Share of Operating Expenses based on increases over a “Base Year” and Operating Expenses for a calendar year are determined as provided in the prior sentence, Operating Expenses for the Base Year shall also be determined as if the Building had been 100% occupied and Landlord had been supplying services to 100% of the Rentable Square Footage of the Building. The extrapolation of Operating Expenses under this Section shall be performed by Landlord by adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Building.

G. Audit Rights. Within 90 days after Landlord furnishes its statement of actual Operating Expenses for any calendar year (including the Base Year) (the “Audit Election Period”), Tenant may, at its expense, elect to audit Landlord’s Operating Expenses for such calendar year only, subject to the following conditions: (1) there is no uncured event of default under this Lease; (2) the audit shall be prepared by an independent certified public accounting firm of recognized regional standing; (3) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (4) the audit shall commence within 30 days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within 60 days after commencement; (5) the audit shall be conducted during Landlord’s normal business hours at the location where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord’s business; (6) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord’s confidentiality agreement for Landlord’s benefit prior to commencing the audit; and (7) the accounting firm’s audit report shall, at no charge to Landlord, be submitted in draft form for Landlord’s review and comment before the final approved audit report is delivered to

Landlord, and any reasonable comments by Landlord shall be incorporated into the final audit report. This paragraph shall not be construed to limit, suspend, or abate Tenant’s obligation to pay Rent when due, including estimated Excess Operating Expenses. Landlord shall credit any overpayment determined by the final approved audit report against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within 30 days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within 30 days of determination. The foregoing obligations shall survive the expiration or termination of this Lease. If Tenant does not give written notice of its election to audit Landlord’s Operating Expenses during the Audit Election Period, Landlord’s Operating Expenses for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same. The right to audit granted hereunder is personal to the initial Tenant named in this Lease and to any assignee under a Permitted Transfer (defined below) and shall not be available to any subtenant under a sublease of the Premises.

5. Tenant’s Use of Premises.

A. Permitted Uses. The Premises shall be used only for general office use (the “Permitted Use”) and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, creates obnoxious odors (including tobacco smoke), noises or vibrations, is dangerous to persons or property, could increase Landlord’s insurance costs, or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation or maintenance of the Property or any work by Landlord or its contractors in the Premises. Except as provided below, the following uses are expressly prohibited in the Premises: schools, government offices or agencies; personnel agencies; collection agencies; credit unions; data processing, telemarketing or reservation centers; medical treatment and health care; radio, television or other telecommunications broadcasting; restaurants and other retail; customer service offices of a public utility company; or any other purpose which would, in Landlord’s reasonable opinion, impair the reputation or quality of the Building, overburden any of the Building systems, Common Areas or parking facilities (including any use which would create a population density in the Premises which is in excess of the density which is standard for the Building), impair Landlord’s efforts to lease space or otherwise interfere with the operation of the Property. Notwithstanding the foregoing, the following ancillary uses are permitted in the Premises only so long as they do not, in the aggregate, occupy more than 10% of the Rentable Square Footage of the Premises or any single floor (whichever is less): (1) the following services provided by Tenant exclusively to its employees: schools, training and other educational services; credit unions; and similar employee services; and (2) the following services directly and exclusively supporting Tenant’s business: telemarketing; reservations; storage; data processing; debt collection; and similar support services.

B. Compliance with Laws. Tenant shall comply with all Laws regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises and the use of the Common Areas. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices Tenant receives regarding a violation or alleged or potential violation of any Laws. Tenant shall comply with the rules and regulations of the Building attached as Exhibit B and such other reasonable rules and regulations (or modifications thereto) adopted by Landlord from time to time provided such modifications do not materially diminish the rights of Tenant under this Lease and provided further that in the event there is a conflict between the rules and regulations and this Lease, the terms of this Lease shall govern. Landlord shall enforce the rules and regulations for the Property in a reasonably nondiscriminatory manner, taking prevailing circumstances into account. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations.

C. Tenant’s Security Responsibilities. Tenant shall (1) lock the doors to the Premises and take other reasonable steps to secure the Premises and the personal property of all Tenant Parties (defined in Section 13) and any of Tenant’s transferees, contractors or licensees in the Common Areas and parking facilities of the Building and Property, from unlawful intrusion, theft, fire and other hazards; (2) keep and maintain in good working order all security and safety devices installed in the Premises by or for the benefit of Tenant (such as locks, smoke detectors and burglar alarms); and (3) cooperate with Landlord and other tenants in the Building on Building safety matters. Tenant acknowledges that any security or safety measures employed by Landlord are for the protection of Landlord’s own interests; and that Landlord is not a guarantor of the security or safety of the Tenant Parties or their property.

6. Security Deposit. The parties have agreed that no Security Deposit will be required of Tenant at the outset of this Lease. However, upon the expiration of the Basic Letter of Credit Term, as defined in Section 31.L below, a Security Deposit in an amount equal to the last month’s payment of Rent shall be delivered by Tenant to Landlord. Such Security Deposit shall be held by Landlord (without liability for interest, except to the extent required by Law) as security for the performance of Tenant’s obligations under this Lease. Failure to provide such Security Deposit when required shall constitute a Time Sensitive Default. The Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages. Landlord may, from time to time while an event of default remains uncured, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent, cure any uncured default by Tenant, or repay Landlord for damages and charges for which Tenant is legally liable under this Lease or resulting from Tenant’s breach of this Lease. If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount and such use by Landlord of the Security Deposit shall not constitute a cure of the existing event of default until such time as the entire amount owing to Landlord is paid in full and the Security Deposit is fully restored. Provided that Tenant has performed all of its obligations hereunder, Landlord shall return any unapplied portion of the Security Deposit to Tenant within 30 days after the later to occur of: (A) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease; or (B) the Expiration Date. Tenant does hereby authorize Landlord to withhold from the Security Deposit all amounts allowed by Law and the amount reasonably anticipated by Landlord to be owed by Tenant as a result of an underpayment of Tenant’s Pro Rata Share of any Excess Operating Expenses for the final year of the Term. To the fullest extent permitted by applicable Law, Tenant agrees that the provisions of this Article 6 shall supersede and replace all statutory rights of Tenant under applicable Law regarding the retention, application or return of security deposits. If Landlord transfers its interest in the Premises, Landlord shall assign the Security Deposit to the transferee and, following the assignment and the delivery to Tenant of an acknowledgement of the transferee’s responsibility for the Security Deposit if required by Law, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

7. Services Furnished by Landlord.

A. Standard Services. Subject to the provisions of this Lease, Landlord agrees to furnish (or cause a third party provider to furnish) the following services to Tenant during the Term:

(1) Water service for use in the lavatories on each floor on which the Premises are located.

(2) Heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as required by governmental authority or as Landlord determines are standard for the Building. Tenant, upon such notice as is reasonably required by Landlord, and subject to the capacity of the Building systems, may request HVAC service during hours other than Normal Business Hours. Tenant shall pay Landlord for such additional service at a rate equal to $25.00 per operating hour per floor (the “Hourly HVAC Charge”). Landlord shall have the right, upon 30 days prior written notice to Tenant, to adjust the Hourly HVAC Charge from time to time, but not more than once per calendar year, based proportionately upon increases in HVAC costs, which costs include utilities, taxes, surcharges, labor, equipment, maintenance and repair.

(3) Maintenance and repair of the Property as described in Section 9.B.

(4) Janitorial service five days per week (excluding Holidays), as determined by Landlord. If Tenant’s use of the Premises, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services.

(5) Elevator service, subject to proper authorization and Landlord’s policies and procedures for use of the elevator(s) in the Building.

(6) Exterior window washing at such intervals as determined by Landlord.

(7) Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in Article 8.

B. Service Interruptions. For purposes of this Lease, a “Service Failure” shall mean any interruption, suspension or termination of services being provided to Tenant by Landlord or by third-party providers, whether engaged by Tenant or pursuant to arrangements by such providers with Landlord, which are due to (1) the application of Laws; (2) the failure, interruption or malfunctioning of any electrical or mechanical equipment, utility or other service to the Building or Property; (3) the performance of repairs, maintenance, improvements or alterations; or (4) the occurrence of any other event or cause whether or not within the reasonable control of Landlord. No Service Failure shall render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, except as specifically provided herein, or relieve Tenant from the obligation to fulfill any covenant or agreement. Commencing on the 3rd consecutive Business Day of any Service Failure within Landlord’s control, i.e., caused by Landlord’s negligence or willful misconduct, (unless the Service Failure is caused by a fire or other casualty, in which event Section 16 controls), Tenant shall, as its sole remedy, be entitled to an equitable diminution of Base Rent based upon the pro rata portion of the Premises which is rendered unfit for occupancy for the Permitted Use, except to the extent such Service Failure is caused by a Tenant Party. In no event shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property (defined in Article 14), arising out of or in connection with any Service Failure or the failure of any Building safety services, personnel or equipment.

C. Third Party Services. If Tenant desires any service which Landlord has not specifically agreed to provide in this Lease, such as private security systems or telecommunications services serving the Premises, Tenant shall procure such service directly from a reputable third party service provider (“Provider”) for Tenant’s own account. Tenant shall require each Provider to comply with the Building’s rules and regulations, all Laws, and Landlord’s reasonable policies and practices for the Building. Tenant acknowledges Landlord’s current policy that requires all Providers utilizing any area of the Property outside the Premises to be approved by Landlord and to enter into a written agreement acceptable to Landlord prior to gaining access to, or making any installations in or through, such area. Accordingly, Tenant shall give Landlord written notice sufficient for such purposes.

8. Use of Electrical Services by Tenant.

A. Landlord’s Electrical Service. Subject to the terms of this Lease, Landlord shall furnish building standard electrical service to the Premises sufficient to operate customary lighting, office machines and other equipment of similar low electrical consumption. Landlord may, at any time and from time to time, calculate Tenant’s actual electrical consumption in the Premises by a survey conducted by a reputable consultant selected by Landlord, all at Tenant’s expense. If such survey does not indicate above building standard usage by Tenant, Landlord shall pay the cost of such survey. The cost of any electrical consumption in excess of that which Landlord determines is standard for the Building shall be paid by Tenant in accordance with Section 8.D. The furnishing of electrical services to the Premises shall be subject to the rules, regulations and practices of the supplier of such electricity and of any municipal or other governmental authority regulating the business of providing electrical utility service. Landlord shall not be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if either the quantity or character of the electrical service is changed or is no longer available or no longer suitable for Tenant’s requirements.

B. Selection of Electrical Service Provider. Landlord shall have and retain the sole right to select the provider of electrical services to the Building and/or the Property. To the fullest extent permitted by Law, Landlord shall have the continuing right to change such utility provider. All charges and expenses incurred by Landlord due to any such changes in electrical services, including maintenance, repairs, installation and related costs, shall be included in the electrical services costs referenced in Section 4.D(10), unless paid directly by Tenant.

C. Submetering. Landlord shall have the continuing right, upon 30 days written notice, to install a submeter for the Premises at Tenant’s expense, but such expense shall only be charged to Tenant if Landlord is installing submeters for all or substantially all tenants or if Tenant’s electrical consumption is above building standard. If submetering is installed for the Premises, Landlord may charge for Tenant’s actual electrical consumption monthly in arrears for the kilowatt hours used, a rate per kilowatt hour equal to that charged to Landlord by the provider of electrical service to the Building during the same period of time, except as to electricity directly purchased by Tenant from third party providers after obtaining Landlord’s consent to the same. In the event Landlord is unable to determine the exact kilowatt hourly charge during the period of time, Landlord shall use the average kilowatt hourly charge to the Building for the first billing cycle ending after the period of time in question. Even if the Premises are submetered, Tenant shall remain obligated to pay

Tenant’s Pro Rata Share of the cost of electrical services as provided in Section 4.B, except that Tenant shall be entitled to a credit against electrical services costs equal to that portion of the amounts actually paid by Tenant separately and directly to Landlord which are attributable to building standard electrical services submetered to the Premises. [NOTE: credit for electrical charges paid according to submeter already covered in last sentence of this section.]

D. Excess Electrical Service. Tenant’s use of electrical service shall not exceed, in voltage, rated capacity, use beyond Normal Business Hours or overall load, that which Landlord deems to be standard for the Building. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including the installation of utility service upgrades, meters, submeters, air handlers or cooling units). The costs of any approved additional consumption (to the extent permitted by Law), installation and maintenance shall be paid by Tenant.

9. Repairs and Alterations.

A. Tenant’s Repair Obligations. Tenant shall keep the Premises in good condition and repair, ordinary wear and tear excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering and/or raised flooring; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the benefit of Tenant whether located in the Premises or in other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, dishwashers, ice machines and similar facilities serving Tenant exclusively; (7) phone rooms used exclusively by Tenant; (8) Alterations (defined below) performed by contractors retained by Tenant, including related HVAC balancing; and (9) all of Tenant’s furnishings, trade fixtures, equipment and inventory. Prior to performing any such repair obligation, Tenant shall give written notice to Landlord describing the necessary maintenance or repair. Upon receipt of such notice, Landlord may elect either to perform any of the maintenance or repair obligations specified in such notice, or require that Tenant perform such obligations by using contractors approved by Landlord. All work shall be performed at Tenant’s expense in accordance with the rules and procedures described in Section 9.C below. If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may, in addition to any other remedy available to Landlord, make the repairs, and Tenant shall pay to Landlord the reasonable cost of the repairs within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 5% of the cost of the repairs.

B. Landlord’s Repair Obligations. Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building, including, without limitation, the foundation, exterior structural walls, roof and structure of the Building; (2) standard mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building generally; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; and (6) elevators serving the Building. Landlord shall promptly make repairs (taking into account the nature and urgency of the repair) for which Landlord is responsible. If any of the foregoing maintenance or repair is necessitated due to the acts or omissions of any Tenant Party (defined in Section 13), Tenant shall pay the costs of such repairs or maintenance to Landlord within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 5% of the cost of the repairs. Landlord agrees to cause the repairs and replacements to be effected in compliance with all applicable Laws.

C. Alterations.

(1) When Consent Is Required. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building (collectively, “Alterations”) without first obtaining the written consent of Landlord in each instance. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Minor Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from outside the Premises or Building; (c) will not affect the systems or structure of the Building; (d) does not require work to be performed inside the walls or above the ceiling of the Premises other than electronic, phone, broadcasting and data cabling work solely affecting Tenant, and (e) does not require the issuance of a building permit.

(2) Requirements For All Alterations, Including Minor Alterations. Prior to starting work on any Alteration, Tenant shall furnish to Landlord for review and approval: plans and specifications; names of proposed contractors (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractors’ and subcontractors’ insurance; and Tenant’s security for performance of the Alteration. Changes to the plans and specifications must also be submitted to Landlord for its approval. Some of the foregoing requirements may be waived by Landlord for the performance of specific Minor Alterations; provided that such waiver is obtained in writing prior to the commencement of such Minor Alterations. Landlord’s waiver on one occasion shall not waive Landlord’s right to enforce such requirements on any other occasion. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of Alterations in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when Alterations may be performed. Tenant shall reimburse Landlord within 30 days after receipt of an invoice for out-of-pocket sums paid by Landlord for third party examination of Tenant’s plans for Alterations. In addition, within 30 days after receipt of an invoice from Landlord, Tenant shall pay to Landlord a fee equal to 5% of the total cost of such Alterations for Landlord’s oversight and coordination of any Alterations. No later than 30 days after completion of the Alterations, Tenant shall furnish “as-built” plans (which shall not be required for Minor Alterations), completion affidavits, full and final waivers of liens, receipts and bills covering all labor and materials. Provided the extent and complexity of the Alterations is sufficiently limited, upon Tenant’s prior request, Landlord will accept “marked-up” plans as the “as-built” plans required in the preceding sentence. Tenant shall assure that the Alterations comply with all insurance requirements and Laws.

(3) Landlord’s Liability For Alterations. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use. Tenant acknowledges that Landlord is not an architect or engineer, and that the Alterations will be designed and/or constructed using independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the applicable construction documents will comply with Laws or be free from errors or omissions, or that the Alterations will be free from defects, and Landlord will have no liability therefor.

10. Entry by Landlord. Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants’ premises. Except in emergencies or to provide janitorial and other Building services after Normal Business Hours, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given orally. Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions, if reasonably necessary for the protection and safety of Tenant and its employees. Except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours; provided, however, that Landlord is not required to conduct work on weekends or after Normal Business Hours if such work can be conducted without closing the Premises. Entry by Landlord for any such purposes shall not constitute a constructive eviction or, subject to Section 7.B, entitle Tenant to an abatement or reduction of Rent.

11. Assignment and Subletting.

A. Landlord’s Consent Required. Subject to the remaining provisions of this Article 11, but notwithstanding anything to the contrary contained elsewhere in this Lease, Tenant shall not assign, transfer or encumber any interest in this Lease (either absolutely or collaterally) or sublease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee is a governmental organization or present occupant of the Property (unless Landlord is unable to accommodate such present occupant’s need for additional space in the Building of a size comparable to that portion of the Premises covered by the proposed Transfer), or Landlord is otherwise engaged in lease negotiations with the proposed transferee for other premises in the Property; (3) any event of default exists under this Lease; (4) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) the proposed transferee’s use of the Premises conflicts with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) the use, nature, business, activities or reputation in the business community of the proposed transferee (or its principals, employees or invitees) does not meet Landlord’s standards for Building tenants; (7) either the Transfer or any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust qualification tests applicable to Landlord or its Affiliates; or (8) the proposed transferee is or has been involved in litigation with Landlord or any of its Affiliates. Notwithstanding anything to the contrary contained in the immediately preceding sentence, in the event Tenant is in default under the Lease at the time Tenant requests Landlord’s consent to Transfer, Landlord shall notify Tenant in writing of such default, and Tenant shall be allowed to cure such default during any cure period applicable to the default. Any deadlines set forth regarding Tenant’s request for consent shall be tolled until the expiration of such cure period. In the event Tenant fails to cure such default during any applicable cure period, Landlord may deny Tenant’s request to Transfer in addition to pursuing any and all remedies available to Landlord. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Any attempted Transfer in violation of this Article is voidable at Landlord’s option.

B. Consent Parameters/Requirements. As part of Tenant’s request for, and as a condition to, Landlord’s consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy (unexecuted) of the proposed assignment or sublease and other contractual documents, and such other information as Landlord may reasonably request. Other than in connection with (1) a Permitted Transfer, or (2) a Transfer where less than twelve months will remain in the Term of this Lease at the expiration of the Transfer (e.g., a sublease with a term that expires within 12 months of the Expiration Date), Landlord shall then have the right (but not the obligation) to terminate this Lease as of the date the Transfer would have been effective (“Landlord Termination Date”) with respect to the portion of the Premises which Tenant desires to Transfer. Landlord shall provide written notice to Tenant of its election to terminate this Lease (“Landlord’s Termination Notice”). Tenant shall have the right to withdraw its request for Landlord’s consent to the proposed Transfer (“Withdrawal Right”), provided Tenant exercises such Withdrawal Right within 5 Business Days after receipt of Landlord’s Termination Notice. If Tenant timely exercises its Withdrawal Right, the Lease shall continue in full force and effect as if Tenant had not requested Landlord’s consent to the proposed Transfer. If Tenant does not timely exercise its Withdrawal Right, Tenant shall vacate such portion of the Premises by the Landlord Termination Date and upon Tenant’s vacating such portion of the Premises, the rent and other charges payable shall be proportionately reduced. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease, nor shall the acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its obligations or liabilities under this Lease. Tenant shall pay Landlord a review fee of $1000 for Landlord’s review of any Permitted Transfer or requested Transfer, provided if Landlord’s actual reasonable costs and expenses (including reasonable attorney’s fees) exceed $1000, Tenant shall reimburse Landlord for its actual reasonable costs and expenses in lieu of a fixed review fee.

C. Payment to Landlord. If the aggregate consideration paid to a Tenant Party for a Transfer of Tenant’s leasehold interest in the Premises exceeds that payable by Tenant under this Lease (prorated according to the transferred interest), Tenant shall pay Landlord 50% of such excess (after deducting therefrom reasonable leasing commissions and reasonable costs of tenant improvements paid to unaffiliated third parties in connection with the Transfer, with proof of same provided to Landlord). Tenant shall pay Landlord for Landlord’s share of any excess within 30 days after Tenant’s receipt of such excess consideration. If any uncured event of default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an event of default), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received, but not to exceed the amount payable by Tenant under this Lease.

D. Change in Control of Tenant. Except for a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights in Tenant at any time sells or disposes of such majority of voting shares/rights, or changes its identity for any reason (including a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as, both before and after the Transfer, Tenant is an entity whose outstanding stock is listed on a recognized U.S. securities exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed; provided, however, that Tenant shall give Landlord written notice at least 30 days prior to the effective date of such change in ownership or control.

E. No Consent Required. Tenant may assign its entire interest under this Lease to its Affiliate (defined below) or to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied in Landlord’s reasonable discretion (a “Permitted Transfer”): (1) no uncured event of default exists under this Lease; (2) Tenant’s successor shall own all or substantially all of the assets of Tenant; (3) such Affiliate or successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization provided however, such net worth requirement shall not be required of any Affiliate whose financial statements are prepared on a consolidated basis with Tenant’s); (4) no portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) such Affiliate’s or successor’s use of the Premises shall not conflict with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) neither the Transfer nor any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust qualification tests applicable to Landlord or its Affiliates; (7) such Affiliate or successor is not and has not been involved in litigation with Landlord or any of Landlord’s Affiliates; and (8) Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed Transfer, along with all applicable documentation and other information necessary for Landlord to determine that the requirements of this Section 11.E have been satisfied, including if applicable, the qualification of such proposed transferee as an Affiliate of Tenant. The term “Affiliate” means any person or entity controlling, controlled by or under common control with Tenant or Landlord, as applicable. If requested by Landlord, the Affiliate or successor shall sign a commercially reasonable form of assumption agreement.

12. Liens. Tenant shall not permit mechanic’s or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant. If a lien is so placed, Tenant shall, within 10 days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall, within 30 days after receipt of an invoice from Landlord, reimburse Landlord for any amount paid by Landlord, including reasonable attorneys’ fees, to bond or insure over the lien or discharge the lien.

13. Indemnity.

A. Tenant Indemnity; Definition of Claims. Subject to Article 15 Tenant shall hold Landlord, its trustees, Affiliates, subsidiaries, members, principals, beneficiaries, partners, officers, directors, shareholders, employees, Mortgagee(s) (defined in Article 25) and agents (including the manager of the Property) (collectively, “Landlord Parties”) harmless from, and indemnify and defend such parties against, all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including reasonable attorneys’ fees and other professional fees that may be imposed upon, incurred by or asserted against any of such indemnified parties (each a “Claim” and collectively “Claims”) that arise out of or in connection with any damage or injury occurring in the Premises. Provided Landlord Parties are properly named as additional insureds in the policies required to be carried under this Lease, and except as otherwise expressly provided in this Lease, the indemnity set forth in the preceding sentence shall be limited to the greater of (A) $5,000,000, and (B) the aggregate amount of general/umbrella liability insurance actually carried by Tenant.

B. Landlord Indemnity. Subject to Articles 9.B, 15 and 20, Landlord shall hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, shareholders, employees and agents (collectively, “Tenant Parties”) harmless from, and indemnify and defend such parties against, all Claims that arise out of or in connection with any damage or injury occurring in or on the Property (excluding the Premises), to the same extent the Tenant Parties would have been covered had they been named as additional insureds on the commercial general liability insurance policy required to be carried by Landlord under this Lease. The indemnity set forth in the preceding sentence shall be limited to the amount of $5,000,000.

C. Joint, Concurrent and Sole Negligence. In the event a Claim is caused by the concurrent or joint negligence of the Landlord Parties and the Tenant Parties, Tenant’s

indemnification obligations under this Lease with respect to the Landlord Parties shall be limited to the extent of the negligence of the Tenant Parties, and Landlord’s indemnification obligation under this Lease with respect to the Tenant Parties shall be limited to the extent of the negligence of the Landlord Parties. Notwithstanding anything to the contrary in this Lease, Tenant shall have no obligation to indemnify the Landlord Parties for a Claim which arises out of or results from the sole negligence of the Landlord Parties, and Landlord shall have no obligation to indemnify the Tenant Parties for a Claim which arises out of or results from the sole negligence of the Tenant Parties.

D. Worker’s Compensation. For the sole purpose of giving full force and effect to the indemnification obligations under this Lease and not for the benefit of any employees of Landlord, Tenant or any third parties unrelated to the parties indemnified under this Lease, Landlord and Tenant each specifically and expressly waives any immunity that may be granted it under the Washington State Industrial Insurance Act, Title 51 RCW.

14. Insurance.

A. Tenant’s Insurance. Tenant shall maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: (1) commercial general liability insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a per occurrence limit of no less than $1,000,000; (2) causes of loss-special form (formerly “all risk”) property insurance, including earthquake, covering all above building standard leasehold improvements and Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”) in the amount of the full replacement cost thereof; (3) business income (formerly “business interruption”) insurance written on an actual loss sustained form or with sufficient limits to address reasonably anticipated business interruption losses; (4) business automobile liability insurance to cover all owned, hired and nonowned automobiles owned or operated by Tenant providing a minimum combined single limit of $1,000,000; (5) workers’ compensation insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute (provided, however, if no workers’ compensation insurance is statutorily required, Tenant shall carry workers’ compensation insurance in a minimum amount of $500,000); (6) employer’s liability insurance in an amount of at least $500,000 per occurrence; and (7) umbrella liability insurance that follows form in excess of the limits specified in (1), (4) and (6) above, of no less than $4,000,000 per occurrence and in the aggregate. Any company underwriting any of Tenant’s Insurance shall have, according to A.M. Best Insurance Guide, a Best’s rating of not less than A- and a Financial Size Category of not less than VIII. All commercial general liability, business automobile liability and umbrella liability insurance policies shall name Landlord (or any successor), Landlord’s property manager, Landlord’s Mortgagee (if any), and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as “additional insureds” and shall be primary with Landlord’s policy being secondary and noncontributory. If any aggregate limit is reduced because of losses paid to below 75% of the limit required by this Lease, Tenant will notify Landlord in writing within 10 days of the date of reduction. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any change, cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance and all required endorsements evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided access to the Premises for any reason, and upon renewals at least 10 days prior to the expiration of the insurance coverage. Failure to provide such evidence within 5 days after Landlord’s request shall be considered a Time Sensitive Default; provided, however, Landlord can require such evidence as a condition to granting Tenant initial access to the Premises. All of Tenant’s Insurance policies, endorsements and certificates will be on forms and with deductibles and self-insured retention, if any, reasonably acceptable to Landlord. The limits of Tenant’s insurance shall not limit Tenant’s liability under this Lease.

B. Landlord’s Insurance. Landlord shall maintain: (1) commercial general liability insurance applicable to the Property which provides, on an occurrence basis, a minimum combined single limit of no less than $5,000,000 (coverage in excess of $1,000,000 may be provided by way of an umbrella/excess liability policy); and (2) causes of loss-special form (formerly “all risk”) property insurance on the Building in the amount of the replacement cost thereof, as reasonably estimated by Landlord. The foregoing insurance and any other insurance carried by Landlord may be effected by a policy or policies of blanket insurance and shall be for the sole benefit of Landlord and under Landlord’s sole control. Consequently, Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

15. Mutual Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Tenant waives, and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Landlord Parties for any loss or damage to Tenant’s business, any loss of use of the Premises, and any loss, theft or damage to Tenant’s Property (including Tenant’s automobiles or the contents thereof), INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY LANDLORD PARTY, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance. In addition, Landlord shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Tenant Parties for any loss of or damage to or loss of use of the Building, any additions or improvements to the Building, or any contents thereof, INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY TENANT PARTY, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance.

16. Casualty Damage.

A. Repair or Termination by Landlord. If all or any part of the Premises are damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. Landlord shall have the right to terminate this Lease if: (1) the Building shall be damaged so that, in Landlord’s judgment, substantial alteration or reconstruction of the Building shall be required (whether or not the Premises have been damaged); (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the casualty; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) an uninsured loss of the Building occurs notwithstanding Landlord’s compliance with Section 14.B above. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 90 days after the date of the casualty. If Landlord does not terminate this Lease under this Section 16.A, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and/or the Premises to substantially the same condition as existed immediately prior to the date of damage; provided, however, that Landlord shall only be required to reconstruct building standard leasehold improvements existing in the Premises as of the date of damage, and Tenant shall be required to pay the cost for restoring any other leasehold improvements. However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord.

B. Timing for Repair; Termination by Either Party. If all or any portion of the Premises is damaged as a result of fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within 240 days from the date of damage, then regardless of anything in Section 16.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the negligence or intentional misconduct of any of the Tenant Parties. If neither party terminates this Lease under this Section 16.B, then Landlord shall repair and restore the Premises in accordance with, and subject to the limitations of, Section 16.A.

C. Abatement. In the event a material portion of the Premises is damaged as a result of a fire or other casualty, the Base Rent shall abate for the portion of the Premises that is damaged and not usable by Tenant until substantial completion of the repairs and restoration required to be made by Landlord pursuant to Section 16.A. Tenant, however, shall not be entitled to such abatement if the fire or other casualty was caused by the negligence or intentional misconduct of any of the Tenant Parties. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

17. Condemnation. Either party may terminate this Lease if the whole or any material part of the Premises are taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the Building’s use prior to the Taking. In order to exercise its right to terminate this Lease under this Article 17, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Property occurs. If this Lease is not terminated, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and Tenant’s Pro Rata Share shall, if applicable, be appropriately adjusted by Landlord. In addition, Base Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property (excluding above building standard leasehold improvements) and Tenant’s reasonable relocation expenses, provided the filing of such claim does not diminish the award which would otherwise be receivable by Landlord.

18. Events of Default. Tenant shall be considered to be in default under this Lease upon the occurrence of any of the following events of default:

A. Tenant’s failure to pay when due all or any portion of the Rent within 5 days after written notice from Landlord (“Monetary Default”).

B. Tenant’s failure to perform any of the obligations of Tenant in the manner and within the time frames set forth in Articles 14, 24 or 25 (a “Time Sensitive Default”).

C. Tenant’s failure (other than a Monetary Default or a Time Sensitive Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 20 days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within 20 days, Tenant shall be allowed additional time (not to exceed an additional 20 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within the 10 day period following Landlord’s initial written notice, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with this Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with the same specific term, provision or covenant of this Lease on more than two (2) occasions during any 12 month period, Tenant’s subsequent violation of the same term, provision or covenant shall, at Landlord’s option, be deemed an incurable event of default by Tenant.

D. Tenant or any Guarantor becomes insolvent, files a petition for protection under the U.S. Bankruptcy Code (or similar Law) or a petition is filed against Tenant or any Guarantor under such Laws and is not dismissed within 45 days after the date of such filing, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

E. The leasehold estate is taken by process or operation of Law.

F. In the case of any ground floor or retail tenant, or any other tenant whose space is visible from the Common Areas or elevator lobby areas of the Building (except not, in the case of elevator lobbies, on floors where Tenant occupies the entire floor of the Building), Tenant does not take possession of, or abandons or vacates all or a substantial portion of the Premises; provided, however that so long as Tenant keeps the Premises neat and orderly (including, without limitation, keeping the Premises free of trash and boxes and the window coverings closed so that the vacant space is not visible), it shall not be an event of default if Tenant abandons or vacates all or a substantial portion of the Premises.

G. Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord in connection with the Property, including any lease or agreement for parking.

19. Remedies.

A. Landlord’s Remedies. Upon any default, Landlord shall have the right without notice or demand (except as provided in Article 18) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:

(1) Terminate this Lease;

(2) Re-enter the Premises, change locks, alter security devices and lock out Tenant or terminate Tenant’s right of possession of the Premises without terminating this Lease;

(3) Remove and store, at Tenant’s expense, all the property in the Premises using such lawful force as may be necessary;

(4) Cure such event of default for Tenant at Tenant’s expense (plus a 15% administrative fee);

(5) Withhold or suspend payment of sums Landlord would otherwise be obligated to pay to Tenant under this Lease or any other agreement;

(6) At any time during the Term when the Basic Letter of Credit is not in effect in accordance with Section 31.L (including after the expiration of the Basic Letter of Credit Term), require all future payments to be made by cashier’s check, money order or wire transfer after the first time any check is returned for insufficient funds, or the second time any sum due hereunder is more than five (5) days late; provided, however, if Tenant timely pays all Rent payments for a period of 12 consecutive months after any check is returned for insufficient funds, Tenant shall once again be entitled to make Rent payments by check until any check is returned for insufficient funds;

(7) Apply any Security Deposit as permitted under this Lease; and/or

(8) Recover such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law, including any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom.

B. Measure of Damages.

(1) Calculation. If Landlord either terminates this Lease or terminates Tenant’s right to possession of the Premises, Tenant shall immediately surrender and vacate the Premises and pay Landlord on demand: (a) all Rent accrued through the end of the month in which the termination becomes effective; (b) interest on all unpaid Rent from the date due at a rate equal to the lesser of 15% per annum or the highest interest rate permitted by applicable Law; (c) all expenses reasonably incurred by Landlord in enforcing its rights and remedies under this Lease, including all reasonable legal expenses; (d) Costs of Reletting (defined below); and (e) all Landlord’s Rental Damages (defined below). In the event that Landlord relets the Premises for an amount greater than the Rent due during the Term, Tenant shall not receive a credit for any such excess.

(2) Definitions. “Costs of Reletting” shall include commercially reasonable costs, losses and expenses incurred by Landlord in reletting all or any portion of the Premises including, without limitation, the cost of removing and storing Tenant’s furniture, trade fixtures, equipment, inventory or other property, repairing and/or demolishing the Premises, removing and/or replacing Tenant’s signage and other fixtures, making the Premises ready for a new tenant, including the cost of advertising, commissions, architectural fees, legal fees and leasehold improvements, and any allowances and/or concessions provided by Landlord. “Landlord’s Rental Damages” shall mean the total Rent which Landlord would have received under this Lease (had Tenant made all such Lease payments as required) for the remainder of the Term minus the fair rental value of the Premises for the same period, or, if the Premises are relet, the actual rental value (not to exceed the Rent due during the Term), both discounted to present value at the Prime Rate (defined below) in effect upon the date of determination. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced by a federally insured bank selected by Landlord in the state in which the Building is located as such bank’s prime or base rate.

(3) Landlord’s Alternative Calculation. Because future market rental rates, and the costs or time involved in reletting may be uncertain and difficult to determine at the time of Tenant’s default, the parties agree that Landlord may in its sole discretion elect to recover, in lieu of calculating damages under Section 19.B(1)(d) and (e) above (but without limiting damages under Section 19.B(1)(a) and (b) above), the sum of (a) the unamortized portion of all costs, losses and expenses incurred by Landlord as a result of entering into the Lease, and (b) twenty five percent (25%) of the total nominal Rent which Landlord would have received under this Lease (had Tenant made all such Rent payments as required) for the remainder of the Term, which the parties agree is a fair and reasonable estimate of Landlord’s Rental Damages and the Costs of Reletting.

C. Tenant Not Relieved from Liabilities. Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. In addition, Tenant shall not be relieved of its liabilities under this Lease, nor be entitled to any damages hereunder, based upon minor or immaterial errors in the exercise of Landlord’s remedies. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity. If Tenant fails to pay any amount when due hereunder (after the expiration of any applicable cure period), Landlord shall be entitled to receive interest on any unpaid item of Rent from the date initially due (without regard to any applicable grace period) at a rate equal to the lesser of 15% per annum or the highest rate permitted by Law. In addition, if Tenant fails to pay any item or installment of Rent when due (after the expiration of any applicable cure period), Tenant shall pay Landlord an administrative fee equal to 5% of the past due Rent. However, Landlord waives its right to impose a late charge against Tenant for the first time Tenant fails to pay any amount within 5 days after becoming due under this Lease. However, in no event shall the charges permitted under this Section 19.C or elsewhere in this Lease, to the extent they are considered interest under applicable Law, exceed the maximum lawful rate of interest. If any payment by Tenant of an amount deemed to be interest results in Tenant having paid any interest in excess of that permitted by Law, then it is the express intent of Landlord and Tenant that all such excess amounts theretofore collected by Landlord be credited against the other amounts owing by Tenant under this Lease. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises. NOTWITHSTANDING ANY OTHER PROVISION OF THIS LEASE TO THE CONTRARY, BUT SUBJECT TO SECTION 13.C, TENANT SHALL HOLD LANDLORD PARTIES HARMLESS FROM AND INDEMNIFY AND DEFEND SUCH PARTIES AGAINST, ALL CLAIMS THAT ARISE OUT OF OR IN CONNECTION WITH A BREACH OF THIS LEASE, SPECIFICALLY INCLUDING ANY VIOLATION OF APPLICABLE LAWS OR CONTAMINATION (DEFINED IN ARTICLE 30) CAUSED BY A TENANT PARTY.

D. Mitigation of Damages. Upon termination of Tenant’s right to possess the Premises, Landlord shall, only to the extent required by Law, use objectively reasonable efforts to mitigate damages by reletting the Premises. Landlord shall not be deemed to have failed to do so if Landlord refuses to lease the Premises to a prospective new tenant with respect to whom Landlord would be entitled to withhold its consent pursuant to Section 11.A, or who (1) is an Affiliate, parent or subsidiary of Tenant; (2) is not acceptable to any Mortgagee of Landlord; (3) requires improvements to the Premises to be made at Landlord’s expense; or (4) is unwilling to accept lease terms then proposed by Landlord, including: (a) leasing for a shorter or longer term than remains under this Lease; (b) re-configuring or combining the Premises with other space, (c) taking all or only a part of the Premises; and/or (d) changing the use of the Premises. Notwithstanding Landlord’s duty to mitigate its damages as provided herein, Landlord shall not be obligated (i) to give any priority to reletting Tenant’s space in connection with its leasing of space in the Building or any complex of which the Building is a part, or (ii) to accept below market rental rates for the Premises or any rate that would negatively impact the market rates for the Building. To the extent that Landlord is required by applicable Law to mitigate damages, Tenant must plead and prove by clear and convincing evidence that Landlord failed to so mitigate in accordance with the provisions of this Section 19.D, and that such failure resulted in an avoidable and quantifiable detriment to Tenant.

20. Limitation of Liability. Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord (and of any successor Landlord) to Tenant (or any person or entity claiming by, through or under Tenant) shall be limited to the interest of Landlord in the Property, which shall include (a) the unencumbered proceeds of sale received upon execution of a judgment in favor of Tenant and levy thereon against the right, title, and interest of Landlord in the Property, (b) the unencumbered rents or other income from the Property receivable by Landlord, and (c) the unencumbered consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title, and interest in the Property. Tenant shall look solely to Landlord’s interest in the Property for the recovery of any judgment or award against Landlord. No Landlord Party shall be personally liable for any judgment or deficiency. Before filing suit for an alleged default by Landlord, Tenant shall give Landlord and the Mortgagee(s) (defined in Article 25) whom Tenant has been notified hold Mortgages (defined in Article 25) on the Property, Building or Premises, notice and reasonable time to cure the alleged default. Tenant hereby waives all claims against all Landlord Parties for consequential, special or punitive damages allegedly suffered by any Tenant Parties, including lost profits and business interruption.

21. No Waiver. Neither party’s failure to declare a default immediately upon its occurrence or delay in taking action for a default shall constitute a waiver of the default, nor shall it constitute an estoppel. Neither party’s failure to enforce its rights for a default shall constitute a waiver of that party’s rights regarding any subsequent default.

22. Tenant’s Right to Possession. Provided Tenant pays the Rent and fully performs all of its other covenants and agreements under this Lease, Tenant shall have the right to occupy the Premises without hindrance from Landlord or any person lawfully claiming through Landlord, subject to the terms of this Lease, all Mortgages, insurance requirements and applicable Law. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of any Landlord Parties.

23. Intentionally Deleted.

24. Holding Over. Except for any permitted occupancy by Tenant under Article 29, if Tenant or any party claiming by, through or under Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, the continued occupancy of the Premises shall be that of a tenancy at sufferance. Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the Base Rent and Tenant’s Pro Rata Share of Operating Expenses for the first thirty (30) days following expiration or termination, and 200% of the Base Rent and Tenant’s Pro Rata Share of Operating Expenses thereafter. Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after Landlord notifies Tenant of Landlord’s inability to deliver possession, or perform improvements, such failure shall constitute a Time Sensitive Default hereunder; and notwithstanding any other provision of this Lease to the contrary, BUT SUBJECT TO SECTION 13.C, TENANT SHALL BE LIABLE TO LANDLORD FOR, AND SHALL PROTECT LANDLORD FROM AND INDEMNIFY AND DEFEND LANDLORD AGAINST, ALL LOSSES AND DAMAGES, INCLUDING ANY CLAIMS MADE BY ANY SUCCEEDING TENANT RESULTING FROM SUCH FAILURE TO VACATE, AND ANY CONSEQUENTIAL DAMAGES THAT LANDLORD SUFFERS FROM THE HOLDOVER.

25. Subordination to Mortgages; Estoppel Certificate. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently affecting the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively, a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee.” This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in this Lease, Tenant shall, without charge, attorn to the successor-in-interest. Tenant shall, within 5 Business Days after receipt of a written request from Landlord, execute and deliver an estoppel certificate to those parties as are reasonably requested by Landlord (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to the best of Tenant’s knowledge, there is no default (or stating with specificity the nature of the alleged default) and certifying other matters with respect to this Lease that may reasonably be requested. Tenant’s failure to provide any estoppel certificate within the 5 Business Day period specified above, and the continuation of such failure for a period of 5 days after Landlord delivers a second written notice requesting same, shall constitute a Time Sensitive Default under this Lease. Landlord shall use reasonable efforts, at Tenant’s costs, to obtain Landlord’s Mortgagee’s then-current form of nondisturbance agreement for the benefit of Tenant.

26. Attorneys’ Fees. If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys’ fees.

27. Notice. If a demand, request, approval, consent or notice (collectively, a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service, at the party’s respective Notice Address(es) set forth in Article 1, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery or the date on which delivery is first refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.

28. Reserved Rights. This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself the use of: (A) roofs, (B) telephone, electrical and janitorial closets, (C) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (D) rights to the land and improvements below the floor of the Premises, (E) the improvements and air rights above the Premises, (F) the improvements and air rights outside the demising walls of the Premises, (G) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building, and (H) any other areas designated from time to time by Landlord as service areas of the Building. Tenant shall not have the right to install or operate any equipment producing radio frequencies, electrical or electromagnetic output or other signals, noise or emissions in or from the Building without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (1) the emissions from such equipment will create interference with systems currently or subsequently installed in the Premises or elsewhere in the Building; (2) the equipment, its installation and operation will not comply at all times with all applicable Laws; or (3) Tenant is unable or unwilling to sign Landlord’s then-current form of telecom agreement. To the extent permitted by applicable Law, Landlord reserves the right to restrict and control the use of such equipment. Landlord has the right to change the Building’s name or address. Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

29. Surrender of Premises. All improvements to the Premises (collectively, “Leasehold Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Removable Property (defined below) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted. As used herein, the term “Tenant’s Removable Property” shall mean: (A) Cable installed by or for the benefit of Tenant and located in the Premises or other portions of the Building; (B) any Leasehold Improvements that are installed by or for the benefit of Tenant and, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (“Special Installations”); and (C) Tenant’s personal property. Landlord shall notify Tenant in writing at the time of Landlord’s approval of Tenant’s Plans (defined in the Work Letter) or at the time of approval of plans submitted to Landlord by Tenant in connection with

Alterations whether any Leasehold Improvements to be constructed in the Premises constitute Special Installations. Notwithstanding the foregoing, Landlord may, in Landlord’s sole discretion and at no cost to Landlord, require Tenant to leave any of its Special Installations or Cable in the Premises. If Tenant fails to remove any of Tenant’s Removable Property (other than Special Installations which Landlord has designated to remain in the Premises) within 2 days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Removable Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Removable Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant’s Removable Property. To the fullest extent permitted by applicable Law, any unused portion of Tenant’s Security Deposit may be applied to offset Landlord’s costs set forth in the preceding sentence. In addition, if Tenant fails to remove Tenant’s Removable Property from the Premises or storage, as the case may be, within 30 days after written notice, Landlord may deem all or any part of Tenant’s Removable Property to be abandoned, and title to Tenant’s Removable Property (except with respect to any Hazardous Material [defined in Article 30]) shall be deemed to be immediately vested in Landlord. Except for Special Installations designated by Landlord to remain in the Premises, Tenant’s Removable Property shall be removed by Tenant before the Expiration Date; provided that upon Landlord’s prior written consent (which must be requested by Tenant at least 30 days in advance of the Expiration Date and which shall not be unreasonably withheld), Tenant may remain in the Premises for up to 5 days after the Expiration Date for the sole purpose of removing Tenant’s Removable Property. Tenant’s possession of the Premises for such purpose shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses on a per diem basis at the rate in effect for the last month of the Term. In the event this Lease is terminated prior to the Expiration Date, Tenant’s Removable Property (except for Special Installations designated by Landlord to remain in the Premises) shall be removed by Tenant on or before such earlier date of termination. Tenant shall repair damage caused by the installation or removal of Tenant’s Removable Property.

30. Hazardous Materials.

A. Restrictions. No Hazardous Material (defined below) (except for de minimis quantities of household cleaning products and office supplies used in the ordinary course of Tenant’s business at the Premises and that are used, kept and disposed of in compliance with Laws) shall be brought upon, used, kept or disposed of in or about the Premises or the Property by any Tenant Parties or any of Tenant’s transferees, contractors or licensees without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion. Tenant’s request for such consent shall include a representation and warranty by Tenant that the Hazardous Material in question (1) is necessary in the ordinary course of Tenant’s business, and (2) shall be used, kept and disposed of in compliance with all Laws.

B. Remediation. Tenant shall, at its expense, monitor the Premises for the presence of Hazardous Materials or conditions which may reasonably give rise to Contamination (defined below) and promptly notify Landlord if it suspects Contamination in the Premises. Any remediation of Contamination caused by a Tenant Party or its contractors or invitees which is required by Law or which is deemed necessary by Landlord, in Landlord’s opinion, shall be performed by Landlord and Tenant shall reimburse Landlord for the cost thereof, plus a 15% administrative fee. Landlord shall indemnify Tenant against all Claims that arise out of Contamination caused by Landlord.

C. Definitions. For purposes of this Article 30, a “Hazardous Material” is any substance the presence of which requires, or may hereafter require, notification, investigation or remediation under any Laws or which is now or hereafter defined, listed or regulated by any governmental authority as a “hazardous waste”, “extremely hazardous waste”, “solid waste”, “toxic substance”, “hazardous substance”, “hazardous material” or “regulated substance”, or otherwise regulated under any Laws. “Contamination” means the existence or any release or disposal of a Hazardous Material or biological or organic contaminant, including any such contaminant which could adversely impact air quality, such as mold, fungi or other bacterial agents, in, on, under, at or from the Premises, the Building or the Property which may result in any liability, fine, use restriction, cost recovery lien, remediation requirement, or other government or private party action or imposition affecting any Landlord Party. For purposes of this Lease, claims arising from Contamination shall include diminution in value, restrictions on use, adverse impact on leasing space, and all costs of site investigation, remediation, removal and restoration work, including response costs under CERCLA and similar statutes.

D. Reports, Surveys and Acceptance of Premises. All current surveys or reports prepared for the Property regarding the presence of Hazardous Materials (if any) in the Building are available for inspection by Tenant in the office of the Property manager. Landlord represents that the two reports provided to Tenant (Limited Asbestos Survey for the 9th Floor of the Exchange Building located at 821 Second Avenue, Seattle, WA. Letter of “Good Faith Inspection”, PBS Project #40009.06 dated April 28, 2000, and Limited Asbestos Survey for the 10th Floor of the Exchange Building located at 821 Second Avenue, Seattle, WA. Letter of “Good Faith Inspection”, PBS Project #40009.06 dated October 12, 2000) are, as of the Effective Date, the only surveys or reports regarding Hazardous Materials in the Premises known to Landlord. With respect to Hazardous Materials, Tenant hereby (1) accepts full responsibility for reviewing any such surveys and reports and satisfying itself prior to the execution of this Lease as to the acceptability of the Premises under Section 3.B above, and (2) acknowledges and agrees that this provision satisfies all notice requirements under applicable Law. In the event Tenant performs or causes to be performed any test on or within the Premises for the purpose of determining the presence of a Hazardous Material, Tenant shall obtain Landlord’s prior written consent and use a vendor approved by Landlord for such testing. In addition, Tenant shall provide to Landlord a copy of such test within 10 days of Tenant’s receipt. In the event that Hazardous Materials are discovered in the Building during the Term of this Lease, and such Hazardous Materials were not caused or introduced by a Tenant Party, Landlord will cause such Hazardous Materials to be remediated at Landlord’s expense, within the time frames and parameters required by Law. In the event that Hazardous Materials are discovered in the Building during the Term of this Lease, and such Hazardous Materials were not caused or introduced by a Tenant Party (including being specified in the Construction Documents prepared by Tenant’s architect), Landlord will cause such Hazardous Materials to be remediated, encapsulated, or otherwise handled, at Landlord’s expense, within the time frames and parameters required by Law.

31. Miscellaneous.

A. Governing Law; Jurisdiction and Venue; Severability; Paragraph Headings. This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Property is located. All obligations under this Lease are performable in the county or other jurisdiction where the Property is located, which shall be venue for all legal actions. If any term or provision of this Lease shall be invalid or unenforceable, then such term or provision shall be automatically reformed to the extent necessary to render such term or provision enforceable, without the necessity of execution of any amendment or new document. The remainder of this Lease shall not be affected, and each remaining and reformed provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of this Lease. The words “include”, “including” and similar words will not be construed restrictively to limit or exclude other items not listed.

B. Recording. Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.

C. Force Majeure. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist attacks (including bio-chemical attacks), civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

D. Transferability; Release of Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property, and upon such transfer Landlord shall be released from any further obligations arising hereunder after the date of the transfer, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided the successor in interest assumes in writing all obligations of Landlord hereunder from and after the date of such transfer.

E. Brokers. Tenant represents that it has dealt directly with and only with Clay Nielsen & Ed Curtis of Washington Partners (whose commission shall be paid by Landlord pursuant to a separate written agreement) in connection with this Lease. TENANT AND LANDLORD SHALL EACH INDEMNIFY THE OTHER AGAINST ALL COSTS, EXPENSES, ATTORNEYS’ FEES, LIENS AND OTHER LIABILITY FOR COMMISSIONS OR OTHER COMPENSATION CLAIMED BY ANY BROKER OR AGENT CLAIMING THE SAME BY, THROUGH OR UNDER THE INDEMNIFYING PARTY, OTHER THAN THE BROKER(S) SPECIFICALLY IDENTIFIED ABOVE.

F. Authority; Joint and Several Liability. Landlord covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Landlord is authorized to do so on behalf of Landlord, this Lease is binding upon and enforceable against Landlord, and Landlord is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. Similarly, Tenant covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant, this Lease is binding upon and enforceable against Tenant; and Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

G. Time is of the Essence; Relationship; Successors and Assigns. Time is of the essence with respect to Tenant’s performance of its obligations and the exercise of any expansion, renewal or extension rights or other options granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

H. Survival of Obligations. The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s obligations under Sections 4.A, 4.B, and 4.C, and under Articles 6, 8, 12, 13, 19, 24, 29 and 30 shall survive the expiration or early termination of this Lease.

I. Binding Effect. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party and delivered to the other party.

J. Full Agreement; Amendments. This Lease contains the parties’ entire agreement regarding the subject matter hereof. All understandings, discussions, and agreements previously made between the parties, written or oral, are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant. The exhibits and riders attached hereto are incorporated herein and made a part of this Lease for all purposes.

K. Tax Waiver. Tenant waives all rights pursuant to all Laws to contest any taxes or other levies or protest appraised values or receive notice of reappraisal regarding the Property (including Landlord’s personalty), irrespective of whether Landlord contests same.

L. Letters of Credit.

(1) In order to guarantee the obligations of Tenant under this Lease, Tenant shall deliver to Landlord within 5 days after the Effective Date an irrevocable, unconditional letter of credit in the amount of $300,000.00 (the “Basic Letter of Credit”). The Basic Letter of Credit shall be addressed to Landlord (and/or any other beneficiary designated by Landlord), issued in a form and substance similar to that attached as Exhibit E and by a financial institution approved by Landlord, in Landlord’s sole discretion, and shall be transferable one or more times by Landlord without the consent of Tenant. In the event that the term of the Basic Letter of Credit obtained by Tenant is less than the thirty month period following the Commencement Date (the “Basic Letter of Credit Term”), Tenant shall provide to Landlord, sixty (60) days prior to the expiration of the Basic Letter of Credit Term, a substitute Basic Letter of Credit, in form, scope, and substance satisfactory to Landlord, all in its sole discretion, for the duration of the Basic Letter of Credit Term.

(2) In order to guarantee the obligations of Tenant under Section 3(B) of Exhibit D of this Lease, Tenant shall deliver to Landlord upon the submission of its notice to use the Special Leasehold Allowance, as defined in Exhibit D, an irrevocable, unconditional letter of credit in the amount of the Special Leasehold Allowance Tenant elects to use (the “Additional Letter of Credit”). The Additional Letter of Credit shall be addressed to Landlord (and/or any other beneficiary designated by Landlord), issued in a form and substance similar to that attached as Exhibit E and by a financial institution approved by Landlord, in Landlord’s sole discretion, and shall be transferable one or more times by Landlord without the consent of Tenant. On each anniversary of issuing the original Additional Letter of Credit, the required amount of the Additional Letter of Credit shall be reduced by the sum of amortized payments received by Landlord in repayment of the Special Leasehold Allowance pursuant to Section 3(B) of Exhibit D. In the event that the term of the Additional Letter of Credit obtained by Tenant is less than the Term of this Lease, Tenant shall provide to Landlord, sixty (60) days prior to the expiration of the term of the Additional Letter of Credit, a substitute Additional Letter of Credit, in form, scope, and substance satisfactory to Landlord, all in its sole discretion, for the duration of the initial Lease Term.

(3) The bank issuing the Basic Letter of Credit or Additional Letter of Credit (collectively “Letters of Credit”) shall have banking offices in the city in which the Building is located, at which offices the Letters of Credit may be drawn. Tenant agrees that upon any default by Tenant under the terms and provisions of this Lease, including the failure of Tenant to timely deliver any replacement Letters of Credit (which failure shall constitute a Time Sensitive Default hereunder), Landlord shall have the right to receive payment under any Letters of Credit of the entire amount of such Letters of Credit at such time, and any such amounts received by Landlord shall be held by Landlord and applied in accordance with this Lease in the same manner as a Security Deposit. Landlord shall at all times during the Term specified above, hold a letter of credit in the amounts described above.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Landlord and Tenant have executed this Lease as of the Effective Date specified below Landlord’s signature. Landlord and Tenant each acknowledge, by their signatures below, that they specifically negotiated and agreed to the terms of Section 13.D regarding waiving immunity under the Washington State Industrial Insurance Act.

LANDLORD:

CRESCENT REAL ESTATE FUNDING VIII, L.P., a Delaware limited partnership

By:	CRE Management VIII, LLC, a Delaware limited liability company, its general partner

	By:	Crescent Real Estate Equities, Ltd., a Delaware corporation, its manager

		By:	/s/ Michael S. Lewis
		Name:	Michael S. Lewis
		Title:	Senior Vice President, Leasing & Marketing

Effective Date: April 27, 2005

TENANT:

PAR3 COMMUNICATIONS, INC., a Washington corporation

By:	/s/ Michael Quan
Name:	Michael Quan
Title:	Vice President, Finance & Administration

RIDER NO. 1

OPTION TO EXTEND

A. Renewal Period. Tenant may, at its option, extend the Term for one renewal period of five years (the “Renewal Period”) by written notice to Landlord (the “Renewal Notice”) given no earlier than 12 nor later than 9 months prior to the expiration of the Term, provided that at the time of such notice and at the commencement of such Renewal Period, (i) Tenant remains in occupancy of the Premises, and (ii) no uncured event of default exists under the Lease. The Base Rent payable during the Renewal Period shall be the Market Rental Rate for the Premises. However, in no event shall the Base Rent for the Renewal Period be less than the Base Rent during the last year of the Term. Except as provided in this Rider No. 1, all terms and conditions of the Lease shall continue to apply during the Renewal Period.

B. Acceptance. Within 30 days of the Renewal Notice, Landlord shall notify Tenant of the Base Rent for such Renewal Period (the “Rental Notice”). Tenant may accept the terms set forth in the Rental Notice by written notice (the “Acceptance Notice”) to Landlord given within 15 days after receipt of the Rental Notice. If Tenant timely delivers its Acceptance Notice, Tenant shall, within 15 days after receipt, execute a lease amendment confirming the Base Rent and other terms applicable during the Renewal Period. If Tenant fails timely (i) to deliver its Acceptance Notice or (ii) to execute and return the required lease amendment, then this Option to Extend shall automatically expire and be of no further force or effect. In addition, this Option to Extend shall, other than in connection with a Permitted Transfer, terminate upon assignment of this Lease or subletting of all or any part of the Premises.

C. Market Rental Rate. The “Market Rental Rate” is the rate (or rates) a willing tenant would pay and a willing landlord would accept for a comparable transaction (e.g., renewal, expansion, relocation, etc., as applicable, in comparable space and in a comparable building) as of the commencement date of the applicable term, neither being under any compulsion to lease and both having reasonable knowledge of the relevant facts, considering the highest and most profitable use if offered for lease in the open market with a reasonable period of time in which to consummate a transaction. In calculating the Market Rental Rate, all relevant factors will be taken into account, including the location and quality of the Building, lease term, amenities of the Property, condition of the space and any concessions and allowances commonly being offered by Landlord for comparable transactions in the Property. The parties agree that the best evidence of the Market Rental Rate will be the rate then charged for comparable transactions in the Property.

RIDER NO. 2

OPTION TO EXPAND

A. Expansion Space. Tenant shall have the option to lease a minimum of 7,500 Rentable Square Feet on the 8th floor of the Building, up to the entire 8th floor (the “Expansion Space”), for a term commencing October 1, 2007 (the “Expansion Space Commencement Date”) and continuing through the expiration or earlier termination of the Term (as it may be extended or renewed); provided that (i) Tenant gives Landlord written notice (the “Expansion Notice”) no later than January 31, 2007 specifying the amount of Expansion Space it desires to lease; (ii) no uncured event of default exists under the Lease at the time of such Expansion Notice or the Expansion Space Commencement Date; (iii) Tenant remains in occupancy of the entire Premises; and (iv) the Expansion Space is not subject to an expansion option, right of first refusal, preferential right or similar obligation existing under any other tenant lease for the Property as of the Effective Date. The Base Rent payable for the Expansion Space shall be at the Market Rental Rate (defined in Paragraph C of Rider No. 1) for comparable space in the Building as of the Expansion Space Commencement Date, including any projected rate increases over the expansion term and any tenant improvement allowance. If Tenant elects to lease less than the entire floor, then Landlord shall have the right to determine the location of the Expansion Space within the 8th floor. This Option to Expand shall terminate upon relocation of the Premises, and except for a Permitted Transfer, assignment of this Lease or subletting of all or any part of the Premises.

B. Acceptance. Within 30 days of receipt of the Expansion Notice, Landlord shall notify Tenant of the Base Rent and other applicable terms for the Expansion Space (the “Rental Notice”). Tenant may accept the terms set forth in the Rental Notice by written notice (the “Acceptance Notice”) to Landlord given within 15 days after receipt of the Rental Notice. If Tenant timely delivers its Acceptance Notice, Tenant shall, within 15 days after Landlord’s written request, execute and return a lease amendment adding the Expansion Space as part of the Premises for all purposes under the Lease (including any extensions or renewals) effective as of the Expansion Space Commencement Date and confirming the Base Rent and other terms applicable to the Expansion Space. Such lease amendment shall, if applicable, contain a construction agreement using Landlord’s then-current form setting forth the schedule and other terms and obligations of the parties regarding the construction of any leasehold improvements in the Expansion Space. If Tenant fails timely to (i) deliver its Acceptance Notice or (ii) execute and return the required lease amendment, then this Option to Expand shall automatically expire and be of no further force or effect.

C. Tender of Possession. Landlord may, at its option, tender possession of the Expansion Space on any date within 6 months prior to or after the specified Expansion Space Commencement Date, in which event such Expansion Space Commencement Date shall be amended to be the date such possession is actually tendered. Landlord shall not be liable for any delay or failure to tender possession of the Expansion Space by the anticipated Expansion Space Commencement Date for any reason, including by reason of any holdover tenant or occupant, nor shall such failure invalidate the Lease or extend the Term.

D. Condition of Premises. The Expansion Space shall be tendered in an “as-is” condition, and unless otherwise agreed, broom clean and free of debris and personal property of Landlord or any prior tenant. However, any required leasehold improvements to the Expansion Space shall be constructed in accordance with the construction agreement (if any) attached to the applicable lease amendment. Any allowances shall be prorated for any delays in the Expansion Space Commencement Date, taking into account the economic assumptions underlying the terms in the Rental Notice.

RIDER NO. 3

PREFERENTIAL RIGHT TO LEASE

A. Preferential Right To Lease. So long as twenty-four months remain in the initial Term, Tenant shall have a Preferential Right to Lease an undetermined amount of contiguous Rentable Square Footage on the 11th floor of the Building (the “Preferential Space”), at such time as such space becomes Available (as defined below) for direct lease to a new tenant (whether or not a bona fide offer has been made); provided no uncured event of default exists under the Lease and Tenant remains in occupancy of the entire Premises. The Preferential Space shall be deemed “Available” at such time as Landlord decides to offer the Preferential Space for lease and such space is no longer any of the following: (i) leased or occupied; (ii) assigned or subleased by the then-current tenant of the space; (iii) re-leased by the then-current tenant of the space by renewal, extension or renegotiation (whether agreed to prior to or after the Effective Date); or (iv) subject to an expansion option, right of first refusal, preferential right or similar obligation existing under any other tenant leases for the Property as of the Effective Date. This Preferential Right to Lease shall terminate upon relocation of the Premises to another building or upon any Transfer, other than a Permitted Transfer, as defined in the Lease.

B. Acceptance. Prior to leasing the Preferential Space to a new tenant, Landlord shall first offer such space in writing to Tenant specifying the amount and location of such space, the anticipated date of tender of possession, the rental rate based on the Market Rental Rate (defined in Paragraph C of Rider No. 1) for comparable space in the Property as of the anticipated Preferential Space Commencement Date (as defined below), including any projected rate increases over the applicable term, and other applicable terms (the “Preferential Rental Notice”). Tenant shall have ten (10) days within which to accept or reject such offer. If Tenant accepts Landlord’s offer, Tenant shall, within 15 days after Landlord’s written request, execute and return a lease amendment adding the Preferential Space to the Premises for all purposes under the Lease (including any extensions or renewals) and confirming the Base Rent and other applicable terms specified in the Preferential Rental Notice. Such lease amendment may, if applicable, contain a construction agreement using Landlord’s then-current form setting forth the schedule and other terms and obligations of the parties regarding the construction of any leasehold improvements in the Preferential Space. If Tenant rejects such offer or fails timely to (i) accept such offer or (ii) execute and return the required lease amendment, then this Preferential Right to Lease shall lapse and be of no further force and effect. In such event, Landlord shall be relieved of any future obligations hereunder and may thereafter lease all or part of the Preferential Space to any party without further notice or obligation to Tenant.

C. Tender of Possession. The Preferential Space shall be leased for the period commencing upon Landlord’s tender of possession of the Preferential Space in accordance with Landlord’s offer and this Rider (the “Preferential Space Commencement Date”) and continuing through the expiration or earlier termination of the Term, as it may be extended or renewed. Landlord shall not be liable for any delay or failure to tender possession of the Preferential Space by the anticipated tender date for any reason, including by reason of any holdover tenant or occupant, nor shall such failure invalidate the Lease or extend the Term.

D. Condition of Premises. The Preferential Space shall be tendered in an “as-is” condition, and unless otherwise agreed, broom clean and free of debris and personal property of Landlord or any prior tenant. However, all leasehold improvements shall be constructed in the Preferential Space in accordance with the construction agreement (if any) attached to the applicable lease amendment. Any allowances shall be prorated for any delays in the Preferential Space Commencement Date, taking into account the economic assumptions underlying the terms in the Preferential Rental Notice.

THIS FIRST AMENDMENT TO OFFICE LEASE (this “First Amendment”) is entered into by and between CRESCENT REAL ESTATE FUNDING VIII, L.P., a Delaware limited partnership (“Landlord”), and PAR3 COMMUNICATIONS, INC., a Washington corporation (“Tenant”), and shall be effective as of the date set forth below Landlord’s signature (the “Effective Date”).

RECITALS:

A. Landlord and Tenant executed that certain Office Lease dated April 27, 2005 (the “Original Lease”), covering certain space designated as Suite 1000, the Rentable Square Footage of which is 30,712 square feet (the “Original Premises”), located on the 9th and 10th floors of an office building commonly known as the Exchange Building, and located at 821 Second Avenue, Seattle, Washington (the “Building”). The “Lease” is the Original Lease as modified by this First Amendment.

B. Tenant needs additional space and Landlord is willing and able to accommodate Tenant’s requirements on the terms and conditions set out in this First Amendment.

C. Landlord and Tenant desire to amend and modify the Lease in certain respects as provided herein. Unless otherwise expressly provided in this First Amendment, capitalized terms shall have the same meanings as designated in the Lease.

AGREEMENT:

In consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and in the Lease, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Landlord and Tenant amend and modify the Lease as follows:

FIRST EXPANSION SPACE. Commencing on October 1, 2006 (the “First Expansion Space Commencement Date”), Landlord leases to Tenant and Tenant leases from Landlord an additional approximately 7,403 Rentable Square Feet (the “First Expansion Space”) located on the 13th floor of the Building as shown on the attached Exhibit “A-1”. The “First Expansion Space Term” commences upon the First Expansion Space Commencement Date and expires on the Second Expansion Space Commencement Date (defined below) and estimated to be December 31, 2007. During the First Expansion Space Term, the term “Premises” as used in the Lease, shall include 38,115 Rentable Square Feet, being the sum of the Rentable Square Feet of the Original Premises plus the First Expansion Space. The lease of the First Expansion Space is subject to all of the terms and conditions of the Lease.

SECOND EXPANSION SPACE. Commencing upon Substantial Completion of the Second Expansion Space Work, as both terms are defined in the Work Letter attached as Exhibit “B” (the “Second Expansion Space Commencement Date”), Landlord leases to Tenant and Tenant leases from Landlord an additional approximately 15,356 Rentable Square Feet (the “Second Expansion Space”) located on the 8th floor of the Building as shown on the attached Exhibit “A-2”. Subject to Tenant’s compliance with the provisions in Paragraph 0 below, commencing upon the Second Expansion Space Commencement Date, the term “Premises” as used in the Lease, shall include 46,068 Rentable Square Feet, being the sum of the Rentable Square Feet of the Original Premises plus the Second Expansion Space. The lease of the Second Expansion Space is subject to all of the terms and conditions of the Lease.

SURRENDER OF THE FIRST EXPANSION SPACE. Tenant shall surrender the First Expansion Space in accordance with the terms of the Lease on or before the Second Expansion Space Commencement Date.

TERM. The Lease currently provides that the Term will expire on June 30, 2012. The Lease Term is extended so as to expire on June 30, 2013 (the “Expiration Date”), subject to earlier termination as provided in the Lease.

BASE RENT.

First Expansion Space. Commencing upon the First Expansion Space Commencement Date and continuing throughout the First Expansion Space Term, the Base Rent due and payable for the First Expansion Space shall be in the following amounts:

Period	Annual Rate Per Square Foot	Monthly Base Rent	RSF
10/01/06 – 06/30/07	$0.00	$0.00	7,403
07/01/07 – SESCD	$26.00	$16,039.83	7,403

SESCD = Second Expansion Space Commencement Date

Second Expansion Space. Commencing upon the Second Expansion Space Commencement Date and continuing during the remainder of the Term, Base Rent due and payable for the Second Expansion Space shall be in the following amounts:

Period	Annual Rate Per Square Foot	Monthly Base Rent*	RSF*
SESCD – 06/30/08	$26.00	$22,438.00	10,356
07/01/08 – 12/31/08	$27.00	$28,926.00	12,856
01/01/09 – 06/30/09	$27.00	$34,551.00	15,356
07/01/09 – 06/30/10	$28.00	$35,830.67	15,356
07/01/10 – 06/30/11	$29.00	$37,110.33	15,356
07/01/11 – 06/30/12	$30.00	$38,390.00	15,356
07/01/12 – ED	$31.00	$39,669.67	15,356

SESCD = Second Expansion Space Commencement Date

ED = Expiration Date

*	Amounts shown are minimum; actual Rentable Square Feet and corresponding Monthly Base Rent will be adjusted according to Tenant exercising its rights pursuant to Paragraph 0 below.

Original Premises. Through and including June 30, 2012, Tenant shall continue to pay Base Rent for the Original Premises as currently set forth in the Original Lease. Commencing upon July 1, 2012, the Base Rent due and payable for the Original Premises shall be as follows:

Period	Annual Rate Per Square Foot	Monthly Base Rent	RSF
07/01/12 – 06/30/13	$31.00	$79,339.33	30,712

General. All Rent shall be payable in accordance with the terms and provisions of the Lease.

SPACE POCKET.

Initial Space Pocket. Tenant shall have the right to designate up to 5,000 Rentable Square Feet within the Second Expansion Space as the “Space Pocket” until the earlier of (a) the first date Tenant actually uses any portion of the First Space Pocket for business operations, or (b) six months after the Second Expansion Space Commencement Date.

Reduction of Space Pocket. Commencing six months after the Second Expansion Space Commencement Date, if any of the Space Pocket is still not being used for business operations, it must be reduced to a maximum of 2,500 Rentable Square Feet within the Second Expansion Space. Any amount of the Space Pocket in excess of 2,500 Rentable Square Feet will become part of the Second Expansion Space for all purposes. The reduced Space Pocket will continue in effect until the earlier of (c) the first date Tenant actually uses any portion of the remaining Space Pocket for business operations, or (d) twelve months after the Second Expansion Space Commencement Date.

Rent on Space Pocket. The Rentable Square Feet in the Space Pocket will not be included in calculating Base Rent, as indicated in Paragraph 0 above, or Tenant’s Pro Rata Share of Operating Expenses. While the Space Pocket is not being used for business purposes prior to the applicable dates above, Tenant will not pay Rent on the Space Pocket, but the Space Pocket will be considered part of the Premises for all other purposes, subject to this Paragraph.

BASE YEAR. Notwithstanding anything in the Lease to the contrary, the Base Year for the purposes of calculating Operating Expenses pertaining to the First Expansion Space and the Second Expansion Space shall be the 2007 calendar year.

LEASEHOLD IMPROVEMENTS. Tenant accepts the First Expansion Space and Second Expansion Space in their “as is” condition, and Landlord makes no representations or warranties whatsoever with respect thereto. However, provided no event of default has occurred, Landlord agrees to construct, or cause to be constructed, leasehold improvements in and upon the First Expansion Space and the Second Expansion Space in accordance with the Work Letter attached as Exhibit “B”.

RIDERS TO LEASE. Rider No. 2 and Rider No. 3 are deleted in their entirety from the Lease and in their place Tenant shall have (2) the Preferential Right to Lease set forth in the attached Rider No. 2, and (3) the Option to Expand set forth in the attached Rider No 3.

BROKER. Tenant represents and warrants that no broker or agent has represented Tenant in connection with this First Amendment, other than Washington Partners, Inc. TENANT SHALL INDEMNIFY AND DEFEND THE LANDLORD PARTIES AGAINST ALL CLAIMS FOR REAL ESTATE COMMISSIONS OR FEES IN CONNECTION WITH THIS FIRST AMENDMENT MADE BY ANY PARTY CLAIMING THROUGH TENANT, OTHER THAN THE WASHINGTON PARTNERS, INC.

TIME OF THE ESSENCE. Time is of the essence with respect to Tenant’s execution and delivery of this First Amendment to Landlord. If Tenant fails to execute and deliver a signed copy of this First Amendment to Landlord by 5:00 p.m. (in the city in which the Premises is located), on September 14, 2006, it shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord’s acceptance, execution and return of this document shall constitute Landlord’s agreement to waive Tenant’s failure to meet the foregoing deadline.

MISCELLANEOUS. This First Amendment shall become effective only upon full execution and delivery of this First Amendment by Landlord and Tenant. This First Amendment contains the parties’ entire agreement regarding the subject matter covered by this First Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this First Amendment. All exhibits referenced in this First Amendment are incorporated by reference and made a part hereof for all purposes. Except as modified by this First Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Original Lease, as modified by this First Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

RATIFICATION. Tenant ratifies and confirms its obligations under the Lease and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (4) the Lease is and remains in good standing and full force and effect, and (5) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

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Landlord and Tenant enter into this First Amendment as of the Effective Date specified below Landlord’s signature.

LANDLORD:	TENANT:

CRESCENT REAL ESTATE FUNDING VIII, L.P., a Delaware limited partnership	PAR3 COMMUNICATIONS, INC., a Washington corporation

By:	CRE Management VIII, LLC, a Delaware limited liability company, its general partner			By:	/s/ Michael Quan
				Name:	Michael Quan
				Title:	Vice President, Finance & Administration
	By:	Crescent Real Estate Equities, Ltd., a Delaware corporation, its manager

		By:	/s/ John L. Zogg, Jr.
		Name:	John L. Zogg, Jr.
		Title:	Managing Director, Asset Management and Leasing

Effective Date: October 11, 2006

THIS SECOND AMENDMENT TO OFFICE LEASE (this “Second Amendment”) is entered into by and between CRESCENT REAL ESTATE FUNDING VIII, L.P., a Delaware limited partnership (“Landlord”), and PAR3 COMMUNICATIONS, INC., a Washington corporation (“Tenant”), and shall be effective as of the date set forth below Landlord’s signature (the “Effective Date”).

RECITALS:

A. Landlord and Tenant executed that certain Office Lease dated April 27, 2005 (the “Original Lease”), covering certain space designated as Suite 1000, the Rentable Square Footage of which is 30,712 square feet (the “Original Premises”), located on the 9th and 10th floors of an office building commonly known as the Exchange Building, and located at 821 Second Avenue, Seattle, Washington (the “Building”).

B. The Original Lease has been amended by that certain First Amendment to Office Lease dated October 11, 2006 (the “First Amendment”), pursuant to which the Original Premises was temporarily expanded to include 7,403 Rentable Square Feet on the 13th floor of the Building (the “First Expansion Space”) which is eventually to be replaced by 15,356 Rentable Square Feet on the 8th floor of the Building (the “Second Expansion Space”).

C. The Original Lease, as modified by the First Amendment is hereinafter collectively referred to as the “Lease”. The Original Premises as temporarily expanded by the First Expansion Space (the “Premises”) collectively consists of 38,115 Rentable Square Feet.

D. Landlord and Tenant desire to amend and modify the Lease in certain respects as provided herein. Unless otherwise expressly provided in this Second Amendment, capitalized terms shall have the same meanings as designated in the Lease.

AGREEMENT:

In consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and in the Lease, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Landlord and Tenant amend and modify the Lease as follows:

BASIC LETTER OF CREDIT. As of the Effective Date, the Basic Letter of Credit Term, as set forth in Subparagraph 31.L of the Lease, is amended so as to expire on December 31, 2009.

SECURITY DEPOSIT. As of the Effective Date, Article 6 of the Lease is amended to provide that upon the expiration of the Basic Letter of Credit Term, Tenant shall deliver to Landlord a Security Deposit in the amount of $200,000.00.

BROKER. Tenant represents and warrants that no broker or agent has represented Tenant in connection with this Second Amendment. TENANT SHALL INDEMNIFY AND DEFEND THE LANDLORD PARTIES AGAINST ALL CLAIMS FOR REAL ESTATE COMMISSIONS OR FEES IN CONNECTION WITH THIS SECOND AMENDMENT MADE BY ANY PARTY CLAIMING THROUGH TENANT.

TIME OF THE ESSENCE. Time is of the essence with respect to Tenant’s execution and delivery of this Second Amendment to Landlord. If Tenant fails to execute and deliver a signed copy of this Second Amendment to Landlord by 5:00 p.m. (in the city in which the Premises is located), on October 31, 2006, it shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord’s acceptance, execution and return of this document shall constitute Landlord’s agreement to waive Tenant’s failure to meet the foregoing deadline.

MISCELLANEOUS. This Second Amendment shall become effective only upon full execution and delivery of this Second Amendment by Landlord and Tenant. This Second Amendment contains the parties’ entire agreement regarding the subject matter covered by this Second Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in the Lease as modified by this Second Amendment. Except as modified by this Second Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Second Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

RATIFICATION. Tenant ratifies and confirms its obligations under the Lease, as modified by this Second Amendment, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (1) the Lease, as modified by this Second Amendment, is and remains in good standing and full force and effect, and (2) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease, as amended, or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

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Landlord and Tenant enter into this First Amendment as of the Effective Date specified below Landlord’s signature.

LANDLORD:	TENANT:

CRESCENT REAL ESTATE FUNDING VIII, L.P., a Delaware limited partnership	PAR3 COMMUNICATIONS, INC., a Washington corporation

By:	CRE Management VIII, LLC, a Delaware limited liability company, its general partner			By:	/s/ Michael Quan
				Name:	Michael Quan
				Title:	Vice President, Finance & Administration
	By:	Crescent Real Estate Equities, Ltd., a Delaware corporation, its manager

		By:	/s/ John L. Zogg, Jr.
		Name:	John L. Zogg, Jr.
		Title:	Managing Director, Asset Management and Leasing

Effective Date: October 24, 2006